Exhibit 3(i)(b) State of Delaware

Secretary of State

Divisions of Corporation

Delivered 12:00 PM 09/24/2004

Filed 12:00 PM 09/24/2004

SRV 040695275 - 2970330 File

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

EDNET, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Ednet, Inc. on September 21, 2004 resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "One" so that; as amended, said Article shall be and read as follows:

The name of the corporation is amended to International Power Group, LTD.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

The total number of shares of stock which this corporation shall be authorized to issue is Seven Hundred Fifty Million (750,000,000) shares of common stock at $.00001 par value.

SECOND: That, thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 23 day of September, 2004.

/s/Mark White

Mark White, President